Exhibit 99.1

Alnylam Pharmaceuticals Reports Third Quarter 2014 Financial Results and Highlights Recent Period Progress

– Reported Six-Month Clinical Data from Phase 2 Open-Label Extension (OLE) Study with Patisiran, Showing Tolerability, Sustained Transthyretin (TTR) Knockdown, and Promising Initial Evidence for Stabilization of Neuropathy Progression –

– Completed Phase 2 Enrollment and Initiated Phase 2 OLE Study with Revusiran (ALN-TTRsc), and Successfully Completed Non-Clinical Chronic Toxicology Studies to Enable Start of Phase 3 Trial –

– Continued Enrollment in Phase 1 Hemophilia Clinical Trial with ALN-AT3 –

– Filed Clinical Trial Application (CTA) for ALN-PCSsc, Now Approved –

– Advanced Additional Development Programs, Including ALN-CC5 for Complement-Mediated Diseases –

– Maintained Strong Balance Sheet with $915 Million in Cash and Increases Guidance to End 2014 with Greater than $860 Million in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 5, 2014--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the third quarter 2014, and highlighted recent progress in advancing its pipeline.

“During the third quarter and recent period we continued advancing RNAi therapeutics through the clinic and toward the market. Notably, we reported six-month clinical data from our Phase 2 open-label extension study with patisiran, showing what we believe to be promising initial results. Indeed, with the important caveat that this is an open-label study in a small number of patients, we are encouraged by what we believe to be evidence for possible stabilization of neuropathy progression after the first six months of treatment. We believe these data will be increasingly meaningful as we monitor neuropathy progression in patisiran-treated patients over time. In the meantime, we are pleased with the pace of enrollment in our Phase 3 APOLLO trial of patisiran in patients with polyneuropathy, where we aim to obtain definitive evidence for patisiran safety and efficacy in a double-blind, placebo-controlled randomized trial,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “Earlier today, we announced that we have completed enrollment in our Phase 2 study and initiated our Phase 2 OLE study with revusiran (ALN-TTRsc) in patients with TTR cardiac amyloidosis. We remain on track to initiate our Phase 3 trial with revusiran later this year, and have completed favorable discussions with U.S. and EU regulatory authorities. Enrollment also continues in our Phase 1 trial with ALN-AT3 for the treatment of hemophilia and rare bleeding disorders, and we look forward to sharing our early clinical data, including preliminary initial results in people with hemophilia, at ASH in December. In addition, we recently filed our CTA for ALN-PCSsc for the treatment of hypercholesterolemia, and we expect to initiate dosing in a Phase 1 trial later this year or early next, with initial results expected in mid-2015. In aggregate, these latest advancements from our clinical pipeline highlight what we believe to be the significant potential for RNAi therapeutics as a new class of genetic medicines.”

“In addition to these advancements on the clinical front, we have made strong progress with our pre-clinical programs. First, we presented new data with ALN-CC5, an investigational RNAi therapeutic in development for the treatment of complement-mediated diseases, showing potent, clamped knockdown of serum C5 in non-human primate studies, as well as promising results in pre-clinical disease models. We remain on track to file a CTA for ALN-CC5 by the end of this year, with initial clinical results expected in mid-2015. We also made excellent progress in other development stage programs, including ALN-AS1 for hepatic porphyrias, ALN-AAT for liver disease associated with alpha-1 antitrypsin deficiency, and ALN-HBV for hepatitis B virus infection,” said Barry Greene, President & Chief Operating Officer of Alnylam. “In addition to these pipeline advancements, we’ve had a very productive quarter with regard to our intellectual property estate, specifically with our Manoharan and Tuschl patent families. We believe these and other Alnylam-held patents are essential elements of our strategy to bring important new medicines to patients and build value for our shareholders.”

Cash, Cash Equivalents and Total Marketable Securities

At September 30, 2014, Alnylam had cash, cash equivalents and total marketable securities of $915.2 million, as compared to $350.5 million at December 31, 2013.

GAAP Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the third quarter of 2014 was $44.0 million, or $0.58 per share on both a basic and diluted basis (including $6.4 million, or $0.08 per share of non-cash stock-based compensation expense), as compared to a net loss of $29.7 million, or $0.48 per share on both a basic and diluted basis (including $8.8 million, or $0.14 per share of non-cash stock-based compensation expense), for the same period in the previous year.

Revenues

Revenues were $11.0 million for the third quarter of 2014, as compared to $9.0 million for the same period in the previous year. Revenues for the third quarter of 2014 included $5.5 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited, $3.4 million of revenues related to the company’s collaboration with Monsanto, and $2.1 million for the company’s alliance with The Medicines Company, research reagent licenses, and other sources.

Research and Development Expenses

Research and development (R&D) expenses were $46.3 million in the third quarter of 2014, which included $3.8 million of non-cash stock-based compensation, as compared to $34.5 million in the third quarter of 2013, which included $6.8 million of non-cash stock-based compensation. The increase in R&D expenses in the third quarter of 2014 as compared to the third quarter of 2013 was due primarily to the significant advancement of the company’s clinical and pre-clinical programs. The company expects that R&D expenses will increase slightly for the fourth quarter of 2014 as compared to the third quarter of 2014 as certain of its programs move into late clinical stages.

General and Administrative Expenses

General and administrative (G&A) expenses were $9.9 million in the third quarter of 2014, which included $2.6 million of non-cash stock-based compensation, as compared to $6.8 million in the third quarter of 2013, which included $2.0 million of non-cash stock-based compensation. The increase in G&A expenses in the third quarter of 2014 as compared to the third quarter of 2013 was due primarily to an increase in general business activities and certain professional services during the third quarter of 2014 as compared to the third quarter of 2013. For the fourth quarter of 2014, the company expects that G&A expenses will remain consistent with the third quarter of 2014.

Investment in Regulus Therapeutics

The company accounts for its investment in Regulus at fair value by adjusting the value to reflect fluctuations in Regulus’ stock price each reporting period. At September 30, 2014, the fair market value of the company’s investment in Regulus was $41.3 million as compared to $45.5 million at December 31, 2013. As of October 31, 2014, the value of the company’s investment in Regulus has increased to $117.7 million.

2014 Financial Guidance

The company now expects that its cash, cash equivalents and total marketable securities balance will be greater than $860 million at December 31, 2014 as compared to its previous year end guidance of greater than $825 million.

“Alnylam continues to maintain a very strong balance sheet, ending the third quarter with $915 million in cash,” said Michael Mason, Vice President, Finance and Treasurer of Alnylam. “We are now increasing our year-end cash guidance and expect to end 2014 with greater than $860 million in cash. We believe that this balance sheet allows us to invest in a broad pipeline of RNAi therapeutics and to maintain financial independence through to multiple product launches.”

Third Quarter 2014 and Recent Significant Corporate Highlights

Key Pipeline Highlights

  Reported Six-Month Clinical Data from Patisiran Phase 2 Open-Label Extension (OLE) Study in Patients with Familial Amyloidotic Polyneuropathy (FAP).
    At the American Neurological Association’s 2014 Annual Meeting held October 12 – 14, the company presented clinical results from the ongoing OLE study with patisiran. Results showed a mean 0.95 point decrease in modified Neuropathy Impairment Score (mNIS+7) at six months in 19 patients with mNIS+7 data available for the current analysis. This decrease in neuropathy progression compares favorably with the 7 to 10 point increase in mNIS+7 at six months that can be estimated from historical data sets in untreated FAP patients with similar baseline characteristics (Adams et al., International Symposium on Amyloidosis, April 2014; Berk et al., JAMA 310: 26588-67, 2013; Tafamidis European Medicines Agency Assessment Report, 2011). In addition, patisiran treatment achieved a sustained mean serum TTR knockdown at the 80% target level for over nine months, with an up to 89.6% knockdown achieved between doses. Patisiran was found to be generally well tolerated in this study out to one year of therapy, with no drug-related serious adverse events to date, and all 27 patients enrolled in the study continue to receive drug treatment. Alnylam plans to report results from the ongoing OLE study at least once a year.
    Alnylam continues to enroll patients in its APOLLO Phase 3 trial, with over 26 sites in nine countries now open and active. The Phase 3 trial is intended to demonstrate the efficacy and safety of patisiran in support of marketing authorization in countries around the world.
  Continued Advancement of Revusiran (re-VOO-si-ran; ALN-TTRsc), a Subcutaneously Administered RNAi Therapeutic Targeting TTR in Development for the Treatment of Patients with TTR-Mediated Cardiac Amyloidosis.
    The company announced earlier today that it has completed enrollment in its pilot Phase 2 study of revusiran. This study was aimed at evaluating the tolerability and preliminary clinical activity of revusiran in patients with familial amyloidotic cardiomyopathy (FAC) – which is caused by autosomal dominant mutations in the TTR gene – or senile systemic amyloidosis (SSA) – which is caused by idiopathic accumulation of wild-type TTR in the heart. In the study, revusiran was administered for a period of 6 weeks. Alnylam expects to present initial results from the Phase 2 study at a meeting to be held during the American Heart Association meeting in November. The company also announced today that its Phase 2 OLE study with revusiran is now open for enrollment. The OLE study will evaluate the safety and tolerability of long-term dosing with revusiran for up to two years, and will also measure effects of treatment toward a number of clinical endpoints, including mortality, hospitalization, and 6-minute walk distance (6MWD), in addition to cardiac biomarkers. The company intends to report clinical data from this study about once per year, with initial data in 2015. Alnylam also announced today that it has successfully completed discussions with both the Food and Drug Administration (FDA) and European Medicines Agency (EMA) regarding design of a Phase 3 study with revusiran in TTR cardiac amyloidosis. Alnylam remains on track to initiate the Phase 3 study by the end of 2014.
    At the 10th Annual Meeting of the Oligonucleotide Therapeutics Society (OTS) held October 12 – 15, the company presented updated data from the Phase 1 trial of revusiran performed in healthy volunteers. The new results included TTR knockdown data for an additional cohort (N=6) receiving doses of 7.5 mg/kg, showing a mean max TTR knockdown of 87.9% and a maximum TTR knockdown of 96.2%. Revusiran was generally well tolerated with self-limiting mild or moderate injection site reactions as the most frequent adverse event, consistent with results from previous study cohorts.
    In addition, the company presented results from non-clinical chronic Good Laboratory Practice (GLP) toxicology studies with revusiran. Data from 6-month toxicology studies in rats and 9-month toxicology studies in non-human primates (NHPs) showed that chronic dosing with revusiran was generally well tolerated, with a “no observed adverse effect level” (NOAEL) of greater than or equal to 30 mg/kg in the rat and, pending final histopathology results, greater than or equal to 200 mg/kg in NHPs. The completion of these toxicology studies confirms the wide therapeutic index for revusiran and provides encouraging results for the company’s GalNAc-siRNA conjugate platform overall. It also enables the advancement of revusiran into a Phase 3 clinical trial, and supports the potential filing of the drug candidate’s New Drug Application (NDA).
    Finally, Alnylam announced that it has initiated its DISCOVERY trial, a screening study examining the prevalence of TTR mutations in patients suspected of having cardiac amyloidosis. With this study, Alnylam aims to identify and facilitate the diagnosis of FAC. Results from DISCOVERY are expected to determine the frequency of TTR mutations in patients with clinical and/or radiological findings of cardiac amyloidosis and identify FAC patients who may be eligible for clinical trials of novel investigational therapeutics such as revusiran.
  Continued Advancement of ALN-AT3, an RNAi Therapeutic Targeting Antithrombin (AT) in Development for the Treatment of Hemophilia and Rare Bleeding Disorders (RBD). Alnylam continues to enroll people with hemophilia in its Phase 1 trial with ALN-AT3. In May 2014, the company transitioned to the multiple ascending dose (MAD) “Part B” of the study, which is designed as an open-label, multi-dose, dose-escalation study enrolling up to 18 people with moderate-to-severe hemophilia A or B. The primary objective of this part of the study is to evaluate the safety and tolerability of multiple doses, specifically three doses, of subcutaneously administered ALN-AT3 in hemophilia subjects. Secondary objectives include assessment of clinical activity as determined by knockdown of circulating AT levels and increase in thrombin generation at pharmacologic doses of ALN-AT3. Alnylam intends to present initial clinical results from the Phase 1 study at the 56th American Society of Hematology (ASH) Annual Meeting being held December 6 – 9, 2014 in San Francisco. Specifically, the company expects the presentation to include initial tolerability and clinical activity data from the first lowest-dose, dose-escalation cohort of subjects with hemophilia, in addition to data from the one cohort enrolled in the single ascending dose (SAD) phase performed in healthy volunteer subjects. In addition, the company expects to present initial tolerability data from the second dose-escalation cohort of subjects with hemophilia. Alnylam expects to provide a more complete presentation of the ALN-AT3 Phase 1 data in mid-2015.

  Presented New Pre-Clinical Data with ALN-CC5, a Subcutaneously Administered RNAi Therapeutic Targeting Complement Component C5 in Development for the Treatment of Complement-Mediated Diseases.
    At the 25th International Complement Workshop held September 14 – 18, the company presented new data in NHPs showing that with either a monthly or twice-monthly subcutaneous dosing regimen, ALN-CC5 administration led to potent, clamped knockdown of serum C5 of up to 98.7% and inhibition of complement activity up to 96.8% for a period of up to 100 days from an ongoing study.
    In addition, new pre-clinical results were reported for ALN-CC5 in a rat model of membranous nephropathy (MN). As compared with placebo, ALN-CC5 administration was associated with a statistically significant (p < 0.05) reduction by over 70% in the proteinuria associated with complement-mediated renal damage. These results demonstrate pre-clinical efficacy for ALN-CC5 in the setting of renal impairment, where clinical results with anti-C5 mAb therapy have shown limited effects.
    Finally, new data in a mouse anti-collagen antibody induced arthritis (CAIA) model showed that RNAi-mediated C5 knockdown preserves joint histology and prevented C3 deposition as effectively as an anti-C5 mAb. These results demonstrate that knockdown of liver-derived C5 is sufficient to achieve a therapeutic effect, and show the absence of a significant role for local complement production in this disease model.
    Alnylam remains on track to file its ALN-CC5 Clinical Trial Application (CTA) in late 2014 and expects to present initial clinical results in mid-2015.
  Filed a CTA, Now Approved, to Initiate a Phase 1 Study for ALN-PCSsc, a Subcutaneously Administered RNAi Therapeutic Targeting PCSK9 in Development for the Treatment of Hypercholesterolemia.
    As per the filed CTA, the planned Phase 1 trial of ALN-PCSsc will be conducted as a randomized, single-blind, placebo-controlled, single- and multi-dose, dose-escalation study. The study is designed to enroll up to 76 healthy volunteer subjects with elevated baseline LDL-C (≥ 100 mg/dL), with subjects randomized 3:1, drug:placebo. The study will be performed in two phases: a single ascending dose (SAD) phase and a multiple dose (MD) phase. In the MD phase, subjects will receive two doses of either ALN-PCSsc or placebo administered four weeks apart. The MD phase will also include subjects both on and off statin co-medication. The primary objective of the Phase 1 study is to evaluate the safety and tolerability of ALN-PCSsc. Secondary objectives include assessment of clinical activity as determined by knockdown of plasma PCSK9 levels and serum LDL-C levels, as well as pharmacokinetics of ALN-PCSsc. Following approval of the CTA, Alnylam expects to initiate this study in late 2014 or early 2015, with data expected to be reported in mid-2015.
    ALN-PCSsc becomes the company’s third GalNAc-siRNA conjugate to enter a clinical development stage, and the second program using the company’s Enhanced Stabilization Chemistry (ESC)-GalNAc technology that provides enhanced potency and durability with a wide therapeutic window.
    The company announces today that the CTA has been approved by the Medicines and Healthcare Products Regulatory Agency (MHRA) in the United Kingdom.
    Alnylam is collaborating with The Medicines Company on the advancement of ALN-PCSsc.
  Advanced ALN-AS1, a Subcutaneously Administered RNAi Therapeutic Targeting Aminolevulinic Acid Synthase-1 (ALAS-1) in Development for the Treatment of Hepatic Porphyrias, Toward the Clinic.
    Alnylam remains on track to file an Investigational New Drug (IND) application, or IND equivalent, in late 2014 or early 2015.
    In addition, Alnylam and collaborators from the American Porphyria Consortium and The European Porphyria Network have initiated the EXPLORE trial, a prospective observational study of patients with hepatic porphyrias suffering from recurrent attacks. With this study, Alnylam and clinical investigators aim to learn more about the clinical course, management, and disease burden of patients. Data obtained from EXPLORE are also expected to assist the design of clinical trials with ALN-AS1.
  Advanced Additional Development Stage Programs.
    Alnylam continued its development efforts on ALN-AAT, a subcutaneously administered RNAi therapeutic targeting alpha-1-antitrypsin (AAT) in development for the treatment of liver disease associated with AAT deficiency. The company remains on track to file an IND or IND equivalent for this program in mid-2015.
    Alnylam continued its development efforts on ALN-HBV, a subcutaneously administered RNAi therapeutic in development for the treatment of hepatitis B virus (HBV) infection. The company remains on track to select a Development Candidate (DC) by the end of 2014 and to file an IND or IND equivalent for this program around the end of 2015.
  Advanced New Genetic Medicine Programs.
    Broadened Pipeline with ALN-AGT, a Subcutaneously Administered RNAi Therapeutic Targeting Angiotensinogen (AGT) in Development for the Treatment of Hypertensive Disorders of Pregnancy (HDP), Including Preeclampsia.
    Advanced ALN-GO1, an RNAi Therapeutic Targeting Glycolate Oxidase (GO) in Development for the Treatment of Primary Hyperoxaluria Type 1 (PH1), as New Program.
  Regulus Therapeutics Announced Positive Interim Clinical Data with RG-101, Providing Additional Clinical Proof-of-Concept for Alnylam’s Proprietary GalNAc-Conjugate Delivery Technology. RG-101 is a GalNAc-conjugated anti-miR targeting microRNA-122 for the treatment of hepatitis C virus (HCV) infection. GalNAc conjugates are a proprietary Alnylam delivery technology and are designed to achieve targeted delivery of RNA therapeutics to hepatocytes through uptake by the asialoglycoprotein receptor. As reported by Regulus, interim results from the ongoing clinical study demonstrated that treatment with a single subcutaneous dose of 2 mg/kg of RG-101 as monotherapy resulted in significant and sustained reductions in HCV RNA, as well as a mean viral load reduction of 4.1 log10 at day 29. In addition, RG-101 was reported to be well tolerated in the study. Alnylam owns approximately 12% of Regulus’ outstanding common stock, and is eligible to receive specified sublicense income for certain collaborative agreements entered into by Regulus, as well as royalties on net sales of certain products developed by Regulus or its collaborators.

Business and Organizational Highlights

  Strengthened Intellectual Property (IP) Estate.
    Alnylam received a Notice of Allowance from the United States Patent and Trademark Office (USPTO) for a new patent broadly covering conjugate-based delivery of RNA therapeutics. The Manoharan et al. patent application 13/693,478, which has now issued as US 8,828,956, includes claims directed to compositions including those comprising a modified RNA agent linked to a biantennary or triantennary ligand. Specifically, the now issued patent includes claims that broadly cover single-stranded or double-stranded, chemically modified RNA therapeutics conjugated with an N-acetylgalactosamine (GalNAc) ligand independent of length, sequence, or disease target.
    In addition, the company received two new Notices of Allowance from the USPTO for patent applications from the Tuschl II family. The Tuschl et al. patent application 13/725,262 includes newly allowed claims directed to compositions that mediate RNAi, and comprising a double-stranded molecule with up to 25 base pairs and at least one nucleotide analogue. The Tuschl et al. patent application 12/591,829, which has now issued as US 8,853,384, includes claims directed to compositions comprising a double-stranded molecule of between 19 and 52 nucleotides in each strand with various end configurations, including a so-called "3' overhang" on the antisense strand.
  Expanded Board of Directors and Management Team.
    Alnylam appointed Amy W. Schulman to its Board of Directors. Ms. Schulman is the former Executive Vice President and General Counsel of Pfizer Inc., and served as the Business Unit Lead for Pfizer's Consumer Healthcare business. She currently serves on the faculty of Harvard Business School as a Senior Lecturer. In addition, she is a Venture Partner at Polaris Partners and the CEO of Arsia Therapeutics, one of Polaris’ early stage portfolio companies.
    In addition, Alnylam expanded its Management Team with the appointments of Karen Anderson as Senior Vice President, Chief Human Resources Officer; Pushkal Garg, M.D., as Senior Vice President, Clinical Development; Laurie Keating as Senior Vice President, General Counsel, and Secretary; and Marko Kozul, M.D., as Vice President, Strategy.

Conference Call Information

Management will provide an update on the company, discuss third quarter 2014 results, and discuss expectations for the future via conference call on Wednesday, November 5, 2014 at 4:30 p.m. ET. To access the call, please dial 877-312-7507 (domestic) or 631-813-4828 (international) five minutes prior to the start time and refer to conference ID 28235292. A replay of the call will be available beginning at 7:30 p.m. ET on November 5, 2014. To access the replay, please dial 855-859-2056 (domestic) or 404-537-3406 (international), and refer to conference ID 28235292.

About RNAi

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam's RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About GalNAc Conjugates and Enhanced Stabilization Chemistry (ESC) GalNAc Conjugates

GalNAc-siRNA conjugates are a proprietary Alnylam delivery platform and are designed to achieve targeted delivery of RNAi therapeutics to hepatocytes through uptake by the asialoglycoprotein receptor. Alnylam’s Enhanced Stabilization Chemistry (ESC) GalNAc-conjugate technology enables subcutaneous dosing with increased potency, durability, and a wide therapeutic index, and is being employed in several of Alnylam’s genetic medicine programs, including programs in clinical development.

About LNP Technology

Alnylam has licenses to Tekmira LNP intellectual property for use in RNAi therapeutic products using LNP technology.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines with a core focus on RNAi therapeutics as genetic medicines, including programs as part of the company’s “Alnylam 5x15™” product strategy. Alnylam’s genetic medicine programs are RNAi therapeutics directed toward genetically defined targets for the treatment of serious, life-threatening diseases with limited treatment options for patients and their caregivers. These include: patisiran (ALN-TTR02), an intravenously delivered RNAi therapeutic targeting transthyretin (TTR) for the treatment of TTR-mediated amyloidosis (ATTR) in patients with familial amyloidotic polyneuropathy (FAP); revusiran (ALN-TTRsc), a subcutaneously delivered RNAi therapeutic targeting TTR for the treatment of ATTR in patients with TTR cardiac amyloidosis, including familial amyloidotic cardiomyopathy (FAC) and senile systemic amyloidosis (SSA); ALN-AT3, an RNAi therapeutic targeting antithrombin (AT) for the treatment of hemophilia and rare bleeding disorders (RBD); ALN-CC5, an RNAi therapeutic targeting complement component C5 for the treatment of complement-mediated diseases; ALN-AS1, an RNAi therapeutic targeting aminolevulinic acid synthase-1 (ALAS-1) for the treatment of hepatic porphyrias including acute intermittent porphyria (AIP); ALN-PCS, an RNAi therapeutic targeting PCSK9 for the treatment of hypercholesterolemia; ALN-AAT, an RNAi therapeutic targeting alpha-1 antitrypsin (AAT) for the treatment of AAT deficiency-associated liver disease; ALN-HBV, an RNAi therapeutic targeting the hepatitis B virus (HBV) genome for the treatment of HBV infection; ALN-TMP, an RNAi therapeutic targeting TMPRSS6 for the treatment of beta-thalassemia and iron-overload disorders; ALN-ANG, an RNAi therapeutic targeting angiopoietin-like 3 (ANGPTL3) for the treatment of genetic forms of mixed hyperlipidemia and severe hypertriglyceridemia; ALN-AC3, an RNAi therapeutic targeting apolipoprotein C-III (apoCIII) for the treatment of hypertriglyceridemia; ALN-AGT, an RNAi therapeutic targeting angiotensinogen (AGT) for the treatment of hypertensive disorders of pregnancy (HDP), including preeclampsia; ALN-GO1, an RNAi therapeutic targeting glycolate oxidase (GO) for the treatment of primary hyperoxaluria type 1 (PH1); and other programs yet to be disclosed. As part of its “Alnylam 5x15” strategy, as updated in early 2014, the company expects to have six to seven genetic medicine product candidates in clinical development – including at least two programs in Phase 3 and five to six programs with human proof of concept – by the end of 2015. The company’s demonstrated commitment to RNAi therapeutics has enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, Cubist, GlaxoSmithKline, Ascletis, Monsanto, and The Medicines Company. In early 2014, Alnylam and Genzyme, a Sanofi company, formed a multi-product geographic alliance on Alnylam's genetic medicine programs in the rare disease field. Specifically, Alnylam will lead development and commercialization of programs in North America and Europe, while Genzyme will develop and commercialize products in the rest of world. In addition, Alnylam and Genzyme will co-develop and co-commercialize revusiran in North America and Europe. In March 2014, Alnylam acquired Sirna Therapeutics, a wholly owned subsidiary of Merck. In addition, Alnylam holds an equity position in Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 200 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, Cell, New England Journal of Medicine, and The Lancet. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

Alnylam Forward Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, Alnylam’s expectations regarding its “Alnylam 5x15” product strategy, Alnylam’s views with respect to the potential for RNAi therapeutics, including patisiran (ALN-TTR02), revusiran (ALN-TTRsc), ALN-AT3, ALN-CC5, ALN-PCSsc, ALN-AS1, ALN-AAT, ALN-HBV, ALN-AGT, and ALN-GO1, its expectations with respect to the timing, execution, and success of its clinical and pre-clinical trials, the expected timing of regulatory filings, including its plan to file IND or IND equivalent applications and/or initiate clinical trials for revusiran, ALN-CC5, ALN-AS1, ALN-AAT, ALN-HBV, and ALN-GO1, its expectations regarding reporting of data from its clinical and pre-clinical studies, including its studies for patisiran, revusiran, ALN-AT3, ALN-CC5, and ALN-PCSsc, as well as other research programs and technologies, its plans regarding commercialization of RNAi therapeutics, Genzyme’s and The Medicines Company’s participation in the development and commercialization of RNAi therapeutics with Alnylam, Alnylam’s expected cash position as of December 31, 2014, and its expectations regarding available cash for its operations through multiple product launches, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Alnylam’s ability to manage operating expenses, Alnylam’s ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Alnylam’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, obtaining regulatory approval for products, competition from others using technology similar to Alnylam’s and others developing products for similar uses, Alnylam’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation to update any forward-looking statements.

ALNYLAM PHARMACEUTICALS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net revenues from collaborators	$10,972	$8,991	$26,542	$36,320

Operating expenses:
Research and development (1)	46,273	34,457	134,703	80,851
In-process research and development	—	—	220,766	—
General and administrative (1)	9,898	6,768	30,341	18,819
Total operating expenses	56,171	41,225	385,810	99,670
Loss from operations	(45,199)	(32,234)	(359,268)	(63,350)
Other income (expense):
Interest income	753	290	1,779	784
Other income (expense)	524	(12)	365	(18)
Total other income	1,277	278	2,144	766
Loss before income taxes	(43,922)	(31,956)	(357,124)	(62,584)
(Provision for) benefit from income taxes	(67)	2,270	18,118	5,716
Net loss	$(43,989)	$(29,686)	$(339,006)	$(56,868)
Net loss per common share - basic and diluted	$(0.58)	$(0.48)	$(4.62)	$(0.93)
Weighted average common shares used to compute basic and diluted net loss per common share	76,408	62,416	73,375	61,103

Comprehensive loss:
Net loss	$(43,989)	$(29,686)	$(339,006)	$(56,868)
Unrealized (loss) gain on marketable securities, net of tax	(6,230)	(962)	(3,964)	11,506
Reclassification adjustment for realized gain on marketable securities included in net loss	(567)	—	(567)	—
Comprehensive loss	$(50,786)	$(30,648)	$(343,537)	$(45,362)

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$3,781	$6,805	$10,019	$11,092
General and administrative	2,571	2,040	9,604	4,205

ALNYLAM PHARMACEUTICALS, INC.
UNAUDITED GAAP TO NON-GAAP RECONCILIATION: NET LOSS AND NET LOSS PER SHARE
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
GAAP net loss	$(43,989)	$(29,686)	$(339,006)	$(56,868)
Adjustment:
In-process research and development	—	—	220,766	—
Non-GAAP net loss	$(43,989)	$(29,686)	$(118,240)	$(56,868)

GAAP net loss per common share - basic and diluted	$(0.58)	$(0.48)	$(4.62)	$(0.93)
Adjustment (as detailed above)	—	—	3.01	—
Non-GAAP net loss per common share - basic and diluted	$(0.58)	$(0.48)	$(1.61)	$(0.93)

Use of Non-GAAP Financial Measures

The company supplements its condensed consolidated financial statements presented on a GAAP basis by providing additional measures that are considered “non-GAAP” financial measures under applicable SEC rules. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles in the United States (GAAP) and should not be viewed in isolation or as a substitute for GAAP net loss and basic and diluted net loss per common share.

The company evaluates items on an individual basis, and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the company’s ongoing business operations, and (iii) whether or not the company expects it to occur as part of its normal business on a regular basis. In the nine months ended September 30, 2014, the company’s Non-GAAP net loss and Non-GAAP net loss per common share – basic and diluted financial measures excludes the in-process research and development expense of $220.8 million related to the purchase of the Sirna RNAi assets from Merck. The company believes that the exclusion of this item provides management and investors with supplemental measures of performance that better reflect the underlying economics of the company’s business. In addition, the company believes the exclusion of this item is important in comparing current results with prior period results and understanding projected operating performance. Management uses these non-GAAP financial measures to establish budgets and operational goals and to manage the company’s business.

ALNYLAM PHARMACEUTICALS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	September 30,	December 31,
	2014	2013
Cash, cash equivalents and total marketable securities	$915,182	$350,472
Billed and unbilled collaboration receivables	384	4,248
Prepaid expenses and other current assets	10,699	3,910
Property and equipment, net	18,806	16,448
Investment in equity securities of Regulus Therapeutics Inc.	41,286	45,452
Total assets	$986,357	$420,530
Accounts payable, accrued expenses and other liabilities	$26,356	$20,056
Total deferred revenue	50,298	126,090
Total deferred rent	5,225	4,037
Total stockholders’ equity (76.7 million and 63.7 million common shares issued and outstanding and at September 30, 2014 and December 31, 2013, respectively)	904,478	270,347
Total liabilities and stockholders' equity	$986,357	$420,530

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2013.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Vice President, Investor Relations and
Corporate Communications
or
Michael Mason, 617-551-8327
Vice President, Finance and Treasurer